Exhibit 99.02

Board resignation as of September 8th, 2026

发件人 Ross Miller <summitnetwork776@gmail.com>
收件人 <charlene@sntw-usa.com>
日期 2026-09-08 11:31

Dear Board of Directors,

Please accept this letter as my formal resignation from the Board of Directors of Summit Networks, including my position as an Independent Director and Chairman of the Audit Committee, effective September 8th, 2027.

This decision was not made lightly. It has been both a pleasure and an honor to serve on the Board in my current capacity, and I am grateful for the opportunity to contribute my experience and perspective to Summit Networks during this important period of transition.

I also sincerely appreciate the consideration given to me for the position of Chief Executive Officer. As we discussed, I gave considerable thought to the opportunity and to the possibility of working with the Board and management to execute the company's future business strategy. Unfortunately, our recent breakdown in communication, together with differences regarding the company's future direction and business plans, has led me to conclude that it is in the best interests of both Summit Networks and myself that I step away from the Board at this time.

I remain appreciative of the opportunity to have served Summit Networks and wish the company, the Board, management, and its shareholders the very best of luck and continued success going forward. I sincerely hope the company is successful in executing the business plan approved by the Board and in achieving its long-term objectives.

Finally, please let me know who I should coordinate with regarding the stock, compensation, and any other amounts or benefits earned or accrued during my service as an Independent Director and Chairman of the Audit Committee. I would appreciate confirmation of the amounts owed to me, as well as the process and timing for the delivery or issuance of any outstanding compensation, including any shares or other equity compensation to which I am entitled.

Please acknowledge receipt of this resignation and make any appropriate corporate and regulatory filings required in connection with my resignation.

Thank you again for the opportunity to serve Summit Networks. It has been a pleasure working with the Board and management, and I sincerely wish everyone at the company the very best going forward.

Sincerely,

Ross Miller

Independent Director
Chairman, Audit Committee
Summit Networks

尊敬的董事会成员：

请接受此信，作为我正式辞去 Summit Networks 董事会职务的通知，包括我作为独立董事及审计委员会主席所担任的职务，辞职自 **2027年9月8日** 起正式生效。

我做出这一决定并非轻率之举。在担任董事会成员期间，我深感荣幸，也很高兴能够以目前的身份为公司服务。在 Summit Networks 处于这一重要转型阶段之际，我非常感谢公司给予我机会，让我能够运用自己的经验和观点为公司做出贡献。

同时，我也衷心感谢董事会曾考虑让我担任首席执行官（CEO）。正如我们之前讨论的那样，我认真考虑了这一机会，以及与董事会和管理层共同努力、执行公司未来业务战略的可能性。然而，近期我们之间的沟通出现了问题，加上我们在公司未来发展方向及业务计划方面存在一些分歧，因此我最终认为，在目前这个时候退出董事会，是对 Summit Networks 和我本人双方都最有利的决定。

我仍然非常感谢曾有机会为 Summit Networks 服务，并衷心祝愿公司、董事会、管理层以及全体股东未来一切顺利，并取得持续成功。我真诚希望公司能够成功执行董事会批准的业务计划，并实现公司的长期发展目标。

最后，请告知我应该与哪位负责人协调，处理我在担任独立董事及审计委员会主席期间已经赚取或累计产生的股票、薪酬以及其他应付金额或福利。我希望能够收到一份确认，明确公司目前应支付给我的各项金额，以及任何尚未支付的薪酬，包括我有权获得的股票或其他股权形式的薪酬，其发放或发行的具体流程和时间安排。

请确认收到我的辞职通知，并按照相关法律、法规及公司要求，完成与我的辞职有关的必要公司及监管备案。

再次感谢公司给予我服务 Summit Networks 的机会。在与董事会及管理层共事期间，我感到非常荣幸和愉快。在此，我衷心祝愿公司以及公司所有人员未来一切顺利，并取得更大的成功。

此致

敬礼！

Ross Miller

独立董事
审计委员会主席
Summit Networks